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                   RIGHT OF FIRST OFFER AND FIRST REFUSAL AGREEMENT

    This Right of First Offer and First Refusal Agreement (the "AGREEMENT"), dated as of September 23, 1996, is entered into by and among FIREMAN'S FUND INSURANCE COMPANY, a California corporation ("FFIC"), GARY A. BLACK, an individual ("BLACK") and CROP GROWERS CORPORATION, a Delaware corporation (the "COMPANY").

                                       RECITALS

    A. FFIC and the Company are parties to that certain Stock Purchase Agreement dated as of July 10, 1996, whereby FFIC is purchasing shares of the Company's Series A Convertible Preferred Stock (the "SHARES").

    B. In fulfillment of a condition to the purchase of the Shares by FFIC, Black desires to grant FFIC the right of first offer and first refusal to purchase certain shares of the Company's Common Stock which might otherwise be transferred, offered for sale or sold by Black to third parties in certain circumstances, upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

SECTION 1.  DEFINITIONS

    1.1 "FIRST REFUSAL STOCK" shall mean all shares of the Common Stock (as defined below) now or hereafter beneficially owned by Black. The number of shares of First Refusal Stock currently owned by Black, as well as all currently outstanding options and warrants to purchase shares of First Refusal Stock, is set forth on EXHIBIT A hereto, which Exhibit shall automatically be amended from time to time to reflect the changes in the number of shares beneficially owned by Black, including dispositions of Common Stock not subject to the rights generated hereunder or dispositions which occur after complying with the notice provisions of Section 2 herein.

    1.2 "COMMON STOCK" shall mean the Company's Common Stock and shares of the Company's Common Stock issued or issuable upon exercise of options or warrants to purchase shares of the Company's Common Stock.

SECTION 2.  RIGHT OF FIRST OFFER AND RIGHT OF FIRST REFUSAL

2.1  RIGHT OF FIRST OFFER.

    (a) Black may, if he desires to sell, transfer, assign or otherwise dispose of any shares of First Refusal Stock to any person other than the Company and does not have a particular transaction

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or a particular buyer in mind, make a written offer (the "OFFER") to FFIC
(pursuant to the terms of Section 7.1 of this Agreement) to sell all or part of his First Refusal Stock at a stated price (the "OFFER PRICE");

    (b) If FFIC does not agree to pay the Offer Price, it must within 15 days after it receives the Offer (the "RESPONSE DUE DATE") either state a price (in a notice pursuant to the terms of Section 7.1 of this Agreement) at which it is willing to purchase the shares (the "COUNTER-OFFER PRICE") or state that it is not interested in purchasing the shares which are the subject of the Offer in a notice pursuant to the terms of Section 7.1 of this Agreement;

    (c) If Black is unwilling to accept the Counter-Offer Price, Black shall be free for a period of 180 days after the Response Due Date to sell the shares which are the subject of the Offer to any third party at any price which exceeds 105% of the Counter-Offer Price free and clear of any further obligations under Sections 2 and 3 of this Agreement;

    (d) If FFIC declines to state a Counter-Offer Price, Black may for a period of 180 days after the Response Due Date sell the shares which are the subject of the Offer to a third party at 95% or more of the Offer Price free and clear of any further obligations under Sections 2 and 3 of this Agreement;

    (e) If FFIC does not respond by the Response Due Date to the Offer, such silence shall be deemed the same as a statement that FFIC is unwilling to purchase the subject shares at the Offer Price, thereby freeing Black for a period of 180 days after the Response Date to sell the shares which are the subject of the Offer at 95% or more of the Offer Price.

    2.2 RIGHT OF FIRST REFUSAL. In the event that Black desires, at any time, to enter into a sale, transfer, assignment or other disposition of any shares of First Refusal Stock, or any shares of First Refusal Stock are subject to any involuntary transfer, other than (in each case) a sale to the Company, a sale to a third party after Black has complied with the terms of Section 2.1 above, or sales which satisfy any of the conditions in Section 2.3 below, Black shall deliver a notice (the "NOTICE") to FFIC (with a copy to the Company) at least twenty (20) days prior to the closing date of such sale, pursuant to the provisions set forth in Section 7.1 of this Agreement. The Notice shall describe in reasonable detail the proposed sale including, without limitation, the number of shares of First Refusal Stock to be sold, the terms of such sale, the consideration to be paid, and the name and address of each prospective purchaser. For purposes of this Section 2.2, in the case of any involuntary transfer of First Refusal Stock by Black (including, without limitation, transfers as the result of any bankruptcy action), the First Refusal Stock to be transferred shall be valued at fair market value, to be determined by an appraiser mutually agreeable to the parties, if necessary.

    2.3 EXEMPTIONS. The offer procedure and notice requirements specified in Sections 2.1 and 2.2 and the provisions of Section 3 shall be inapplicable in the following sales of First Refusal Stock:

    (a) Any sales of First Refusal Stock in open market transactions made in accordance with the manner of sale provisions set forth in Rule 144(f) ("RULE 144(F)") under the Securities Act of 1933, as amended from time to time (the "SECURITIES ACT") which are within the volume limitations set forth in Rule 144(e)(1) under the Securities Act, as amended from time to time
("RULE 144(e)(1)"), PROVIDED THAT, Black confirms to the Company in writing concurrent with any particular sale that


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such sale is not part of a negotiated transaction and Black is unaware of the identity of the prospective purchaser;

    (b) Any sales of First Refusal Stock in open market transactions made in accordance with the manner of sale provisions set forth in Rule 144(f) in an amount greater than the limits imposed by Rule 144(e)(1); PROVIDED THAT, Black shall provide FFIC with a certificate at the time of the transaction, stating that (i) such sale is not part of a negotiated transaction, (ii) Black is unaware of the identity of the prospective purchaser, and (iii) Black is not aware of any active purchaser of the Company's stock whose participation in such sale would exceed the FFIC Total (defined below), or which, when combined with shares of Common Stock beneficially owned by such party and its affiliates, would give such party and its affiliates beneficial ownership of a number of shares of Common Stock which is equal to or greater than the FFIC Total;

    (c) Any sales or other dispositions of First Refusal Stock in a transaction, or a series of transactions with the same party or its affiliates, in an amount which neither (i) exceeds the FFIC Total, nor (ii) when combined with the shares of Common Stock beneficially owned by such party and its affiliates, would give such party and its affiliates beneficial ownership of a number of shares of Common Stock which is equal to or greater than the FFIC Total; or

    (d) Any transfers of First Refusal Stock to any spouse, child or immediate family member of Black, or to a trust established for the sole benefit of any of the foregoing or any combination of the foregoing, so long as the recipient thereof continues to be obligated under this Agreement to the same extent as Black is obligated.

    2.4 APPLICATION OF THIS AGREEMENT TO PARTICULAR TRANSACTIONS. In determining whether or not a particular transaction or series of transactions is exempt under Section 2.3(c), Black shall be obligated only to conduct a review of publicly available information with regard to the prospective buyer and obtain a certification from the prospective buyer addressed to FFIC that the transaction or series of transactions will not result in the prospective buyer beneficially owning more than 754,717 shares of Common Stock, such number of shares representing FFIC's current beneficial ownership of the Company's Common Stock on an as-converted basis (the "FFIC TOTAL"). FFIC hereby undertakes to notify Black promptly in the event of any change in the FFIC Total. Until Black receives notice of such change, he is entitled to rely on information previously given him by FFIC.

SECTION 3.  PURCHASE RIGHT

    3.1   PURCHASE OF FIRST REFUSAL STOCK.

    (a) Black hereby grants FFIC the right, and FFIC shall have the right, exercisable upon written notice to Black in accordance with Section 7.1 of this Agreement within twenty (20) days after receipt by FFIC of the Notice, to purchase all, but not less than all, of the shares of First Refusal Stock which are the subject of the Notice at the price and upon the terms specified in the Notice.

    (b) Whenever Black and FFIC agree to a sale of First Refusal Stock pursuant to Section 2.1 above or FFIC exercises its right of first refusal under
Section 3.1(a) above, the closing of such purchase shall occur within fifteen
(15) days thereafter, subject to the receipt of regulatory approval, if any is needed (including, without limitation, expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), at


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the offices of the Company in Overland Park, Kansas or at such other date or place as the parties shall mutually determine; PROVIDED, HOWEVER, that if such required regulatory approval is not received within fifteen (15) days after Black and FFIC agree to a sale of First Refusal Stock, FFIC will pay simple interest to Black on the total purchase price at a rate equivalent to the prime rate established from time to time by Bank of America NT & SA for the period from the fifteenth day after Black and FFIC agree to a sale until the closing of such purchase and PROVIDED FURTHER that if such regulatory approval is not obtained prior to 90 days after Black and FFIC agree to a sale of First Refusal Stock, Black shall, at any time thereafter, be permitted to sell the subject shares of First Refusal Stock without restriction, and FFIC shall pay interest to Black in the amount described in this sentence for the period ending on such 90th day.

    3.2 SUBSEQUENT SALES. The exercise or non-exercise of the rights of FFIC under this Agreement to purchase shares of First Refusal Stock offered by Black shall not adversely affect its rights to purchase shares of First Refusal Stock in subsequent offerings by Black pursuant to Sections 2 and 3 of this Agreement.

    3.3 MECHANICS OF SALE UNDER SECTION 2.2. With respect to transactions covered by Section 2.2 of this Agreement, if FFIC elects not to purchase the shares of First Refusal Stock subject to the Notice, Black may, not later than ninety (90) days following delivery to FFIC of the Notice, consummate a sale of the First Refusal Stock covered by the Notice on the terms and conditions described in the Notice. Any proposed transfer on terms and conditions materially more favorable to the proposed buyer from those described in the Notice, as well as any subsequent proposed sale of any of the First Refusal Stock by Black, shall again be subject to the first refusal rights of FFIC and shall require compliance by Black with the procedures described in Sections 2 and 3 of this Agreement.

SECTION 4.  LEGENDS; TRANSFER PROCEDURES

4.1 LEGENDS. Each certificate representing shares of the Company now or hereafter beneficially owned by Black shall be endorsed with the following legend:
         "THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN FIRST OFFER AND FIRST REFUSAL RIGHTS AS SET FORTH IN
         A CERTAIN RIGHT OF FIRST OFFER AND FIRST REFUSAL AGREEMENT
         DATED SEPTEMBER 23, 1996 BY AND BETWEEN GARY A. BLACK,
         FIREMAN'S FUND INSURANCE COMPANY AND CROP GROWERS
         CORPORATION. COPIES OF SUCH AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE CORPORATION."

    4.2 TRANSFER PROCEDURES. Transfers of First Refusal Stock in accordance with Sections 2.3(a) and 2.3(b) of this Agreement are subject to the procedures set forth in that certain General Letter to Brokers, a copy of which is attached hereto as EXHIBIT B. The Company is hereby authorized and directed to cause the removal of the legend described in Section 4.1 and permit the transfer of all shares of First Refusal Stock which are sold in accordance with Sections 2.3(a) or 2.3(b) upon compliance with the applicable procedure described in Exhibit B.



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SECTION 5.  RECAPITALIZATION

    In the event that, as the result of a stock split or stock dividend or combination of shares or any other change, or exchange for other securities, by reclassification, or recapitalization of the shares, the parties hereto shall be entitled to new or additional or different shares of stock or securities, such new or additional or different shares or securities shall be subject to all of the provisions of this Agreement.

SECTION 6.  TERMINATION OF AGREEMENT

    The rights and obligations of the parties hereunder shall terminate upon the earliest to occur of:

    (a) the acquittal of Black of the criminal charges brought against Black in the Indictment now pending against Black in the United States District Court for the District of Columbia, being number 96-0181 on the docket of said court (the "Indictment");

    (b) the withdrawal or dismissal of those criminal charges referenced in the Indictment (without any plea arrangement or plea bargain entered into by Black);

    (c) one year after the expiration or termination of any period of suspension or debarment imposed on Black by the Federal Crop Insurance Corporation pursuant to 7 C.F.R. Section 3017.320(a)(i);

    (d)  the death of Black;

    (e)  January 1, 2000;

    (f) FFIC's beneficial ownership of the Company's common stock on an as-converted basis shall fall below 5% of all outstanding shares on a fully diluted basis; or

    (g) Black's beneficial ownership of the Company's common stock shall be 4% or less of all issued and outstanding shares of the Company's common stock.

SECTION 7.  MISCELLANEOUS

7.1 NOTICES. Any notice or other communication under or relating to this agreement shall be given in writing and shall be deemed sufficiently given and served for all purposes when personally delivered, delivered via reputable overnight courier or given by telefax with receipt verified by printout of the transmitting machine (or otherwise confirmed in writing, in which case the notice shall be deemed given when such written confirmation is received). All communications shall be sent to the party to be notified at the address set forth below or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto:



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                        (A)  If to FFIC:

                             Fireman's Fund Insurance Company
                             777 San Marin Drive
                             Novato, California  94998
                             Attn:  Bruce F. Friedberg
                             Fax: (415) 899-2627

                        With a copy to:

                             Fireman's Fund Insurance Company
                             777 San Marin Drive
                             Novato, California  94998
                             Attn:  General Counsel's Office
                             Fax:  (415) 899-2852

                        (B)  If to Black:

                             3325 - 15th Avenue South
                             Great Falls, Mt  59405
                             Fax:  (406) 454-1245

                        With a copy to:

                             Ronald G. Vantine, Esq.
                             Lindquist & Vennum P.l.l.p.
                             4200 Ids Center
                             Minneapolis, Mn  55402
                             Fax:  (612) 371-3207

                        (C)  If to the Company:

                             Crop Growers Corporation
                             10895 Lowell, 3rd Floor
                             P.o. Box 25951
                             Overland Park, Ks  66225-5951
                             Attn:  Chief Executive Officer
                             Fax:  (406) 791-9594

                        With a copy to:

                             Jack Manning, Esq.
                             Dorsey & Whitney
                             507 Davidson Building
                             8 Third Street North
                             Great Falls, Mt  59401
                             Fax:  (406) 727-3638



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    7.2  ASSIGNMENT.   Neither Black nor FFIC may assign its rights and
obligations under this Agreement to any party without the prior written consent of the other party.

    7.3 SEVERABILITY. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

    7.4 AMENDMENTS AND WAIVERS. Any amendment or modification of this Agreement shall be effective only if evidenced by a written instrument executed by duly authorized representatives of the parties hereto. Any party may waive its individual rights hereunder, which shall be effective only if evidenced by a written instrument executed by a duly authorized representative of such party. In no event shall such waiver of any rights hereunder constitute the waiver of such rights in any future instance unless the waiver so specifies in writing.

    7.5 GOVERNING LAW. This Agreement is being executed and delivered and shall be governed by and construed in accordance with the laws of the state of Delaware.

    7.6 BEST EFFORTS. The company agrees to use its best efforts to comply with the terms of this agreement, to inform the parties hereto of any known breach hereof and to assist the parties hereto in the exercise of their rights and performance of their obligations hereof.

    7.7 ATTORNEYS' FEES. If any party shall bring an action in law or equity against any other party to enforce or interpret any of the terms, covenants and provisions of this Agreement, the prevailing party in such action shall be entitled to reasonable attorneys' fees, which the other party hereby agrees to pay.

    7.8 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to its subject matter and supersedes all prior written or oral agreements and understandings of the parties with respect to such subject matter.

    7.9 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be an original but all of which together shall constitute one instrument.


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         7.10    SINGULAR AND PLURAL, ETC.  Whenever the singular number is used herein and where required by the context, the same shall include the plural, and the neuter gender shall include the masculine and feminine genders and vice versa.

         IN WITNESS WHEREOF, THE PARTIES HAVE EXECUTED THIS AGREEMENT AS OF THE DAY AND YEAR INDICATED ABOVE.

FFIC:                                 FIREMAN'S FUND INSURANCE COMPANY

                                      By    ___________________________________
                                            Name:
                                            Title:


BLACK:                                      ___________________________________
                                            Gary A. Black


COMPANY:                               CROP GROWERS CORPORATION
                                       By   __________________________________
                                            Name:
                                            Title:


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